Exhibit 10.34

This Amendment to the Collaboration Agreement (the “Amendment”) is entered into as of October 9, 2024 (the “Amendment Effective Date”).

Between:

(1)	ABPRO CORPORATION, a Delaware corporation with its principal place of business at 68 Cummings Park Drive, Woburn, Massachusetts 01801 (“Abpro”); and

(2)	CELLTRION, INC., whose registered office is at 23, Acedemy-ro, Yeonsu-gu, Incheon, 22014, the Republic of Korea, incorporated under the Laws of Korea (“Celltrion”),

(collectively, the “Parties” and each, a “Party”). Unless otherwise defined in this Amendment, capitalised terms defined in the Collaboration Agreement (defined below) shall have the same meaning in this Amendment.

RECITALS

(A)	The Parties have previously entered into a Collaboration Agreement dated September 21th, 2022 (the “Collaboration Agreement”).

(B)

Celltrion has agreed to make a $5 million investment in shares of common stock at a price of $3.30 per share in the post-combination company (the “Celltrion Investment”) to be formed at the closing of the deSPAC transaction contemplated by the Business Combination Agreement dated as of December 11, 2023 entered into between Atlantic Coastal Acquisition Corp. II and Abpro (“DeSPAC Closing”), the Celltrion Investment effectuated for Celltrion through the Subscription Agreement dated as of August 14, 2024 entered into between Atlantic Coastal Acquisition Corp. II and Celltrion (the “Subscription Agreement”).

(C)	The Parties now desire to enter into this Amendment in accordance with Section 13.4 (Amendment: Waiver) of the Collaboration Agreement to amend the Collaboration Agreement as set forth herein.

THE PARTIES AGREE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows:

1.	AMENDMENT CLAUSES

The following Sections of the Collaboration Agreement are hereby amended (bold) to as per the table set forth therein, effective from the Amendment Effective Date:

1.1	Section 2.2(a)(i) of the Collaboration Agreement shall be deleted in its entirety and replaced as follows:

(i)

rights granted to a Third Party solely to commercialize the Abpro Molecule or Product in one or more territor(ies), so long as such sublicense is granted after first patient enrollment in a Phase I clinical trial but before first patient enrollment in a Phase III clinical trial and the upfront license fee to be paid by such Third Party is more than Ten Million US dollars (USD $10,000,000) based on all Major Markets (and subject to the “Pro-Rata Adjustment” as described below);

1.2	The table within Section 3.7 shall be deleted in its entirety and replaced as follows:

Milestones required to be achieved to evidence use of Commercially Reasonable Efforts	Date milestone to be achieved

Investigational New Drug (IND) Application Filed with FDA or EMA	October 31, 2025

Phase I Study, First Patient Dosed	June 31, 2026

Phase II Study, First Patient Dosed	October 31, 2031

Phase III Study, First Patient Dosed	June 30, 2033

Biologics License Application (BLA) for Regulatory Approval Filed with FDA or EMA	April 30, 2037

1.3	The table within Section 5.2 shall be deleted in its entirety and replaced as follows:

Development Milestones	Payment Amount

Collaboration Effective Date	Two Million US dollars (USD $2,000,000)

BLA acceptance by EMA or FDA	Four Million US dollars (USD $4,000,000)

1.4	Section 5.4 of the Collaboration Agreement shall be deleted in its entirety and replaced as follows:

5.4 Profit Split. Commencing upon the First Commercial Sale of any such Product in the Territory, Celltrion shall pay Abpro fifty percent (50%) of the Profit, however, Celltrion shall retain eighty percent (80%) of the Profit until the total aggregate sum of all Profit Split retained by Celltrion in excess of fifty percent (50%) under this Section 5.4 equals to two hundred and fifty percent (250%) of the Celltrion Development Costs. Once the total aggregate sum of all Profit Split retained by Celltrion in excess of fifty percent (50%) under this Section 5.4 equals to two hundred and fifty percent (250%) of the Celltrion Development Costs, Celltrion shall pay Abpro fifty percent (50%) of the Profit. Such amounts shall be payable commencing from the First Commercial Sale for so long as there are Net Sales of such Product. All payments due to Abpro under this Section 5.4, subject to the loss carryforward described in the “Profit” definition, shall be due and payable by Celltrion within sixty (60) days after the end of each Reporting Period, and shall be accompanied by a report as set forth in Section 6.3.

1.5	Section 5.6 of the Collaboration Agreement shall be deleted in its entirety and replaced as follows:

5.6 Third Party Collaborator Income. Celltrion shall pay Abpro fifty percent (50%) of all Third Party Collaboration Income. However, considering that Celltrion solely bears the prepayment burden of clinical development costs and the risk taking of direct and indirect resource investment, Celltrion shall retain Third Party Collaboration Income as provided in the table below. Once the total aggregate sum of all Third Party Collaboration Income retained by Celltrion in excess of fifty percent (50%) under this Section 5.6 equals to certain percent (defined as per the table below) of the Celltrion Development Costs, Celltrion shall pay Abpro fifty percent (50%) of all Third Party Collaboration Income. Said payments shall be payable to Abpro within sixty (60) days after the end of each Reporting Period immediately following Celltrion’s receipt of such Third Party Collaboration Income and shall be accompanied by a report providing detailed support for the calculations required.

Timing of out-licensing	Celltrion’s Third Party Collaborator Income Sharing

Preclinical to Phase 1	Celltrion shall retain 75% of the Third Party Collaborator Income until the total aggregate sum of all Third Party Collaboration Income retained by Celltrion equals to 87.5% of the Celltrion Development Costs.

Phase 2	Celltrion shall retain 80% of the Third Party Collaborator Income until the total aggregate sum of all Third Party Collaboration Income retained by Celltrion equals to 100% of the Celltrion Development Costs.

Phase 3	Celltrion shall retain 90% of the Third Party Collaborator Income until the total aggregate sum of all Third Party Collaboration Income retained by Celltrion equals to 250% of the Celltrion Development Costs.

After Phase 3 completion	Celltrion shall retain 95% of the Third Party Collaborator Income until the total aggregate sum of all Third Party Collaboration Income retained by Celltrion equals to 250% of the Celltrion Development Costs.

2.	GENERAL

2.1

This Amendment constitutes a valid amendment to the Collaboration Agreement pursuant to Section 13.4 (Amendment: Waiver) of the Collaboration Agreement. Except as provided herein, the Collaboration Agreement shall remain unchanged and shall apply mutatis mutandis to this Amendment, and the Collaboration Agreement as amended hereby shall continue in full force and effect. With effect from the date hereof, all references to the “Agreement” in the Collaboration Agreement shall refer to the Collaboration Agreement as amended by this Amendment. This Amendment shall not constitute an amendment to, or waiver of, any right or remedy other than to the extent expressly set out herein.

2.2

This Amendment shall be subject to termination by either Party if (x) the Celltrion Investment does not occur after DeSPAC Closing as agreed upon by the Parties or (y) the Subscription Agreement is terminated pursuant to section 7 (Termination) of the Subscription Agreement.

2.3	The provisions of Sections 13.3 (Notices), and 13.8 (Governing Law and Forum) of the Collaboration Agreement shall apply mutatis mutandis to this Amendment.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

ABPRO CORPORATION		CELLTRION, INC.

BY:	/s/ Miles Suk	BY:	/s/ Woo Sung Kee
Name: Miles Suk		Name: Woo Sung Kee
TITLE: CO-CEO		TITLE: CEO

DATE: 10/9/2024		DATE: August 14, 2024